ATLANTIC CANADA OPPORTUNITIES AGENCY
Newfoundland Office


AAP Project No. 600-4031828-1

April 6, 1995


Northstar Technical Inc.
223 Duckworth Street
St. John's, Newfoundland
A1C 1G8

Attention: James Radford

Dear Sir:

Re: ACOA Action Program- (AAP)

In response to your application dated February 1, 1995, the Atlantic Canada Opportunities Agency ("the Agency), hereby offers to provide a term loan to Northstar Technical Inc. ("the
Applicant") upon the following terms and conditions.

1.00 Basis of offer

1.01 The Agreement resulting from the acceptance of this offer ("this Agreement") is made pursuant to the ACOA Action Program. This offer embodies and is subject to the Action Loan Regulations made pursuant to the Atlantic Canada Opportunities Agency Act. This Agreement is that which is referred to as the "Action Loan Agreement" in those Regulations and should there be a conflict between the conditions included in this Agreement and the said Regulations the latter shall prevail. The basis of this Aqreernent is that the Agency will make a Loan to the Applicant in consideration of the Applicant repaying the Loan in a manner set out in this offer and also carrying out the Project consistent with the term's and conditions which are detailed in this offer.

1.02 In this Agreement, financial terms, unless the context indicates otherwise, should be interpreted in accordance with "generally accepted accounting principles" as determined by the handbook, as amended from time to time, published by the Canadian Institute of Chartered
      Accountants.

1.03 In this Agreement the following definitions shall apply:

      Control Period: means the period beginning on and including the day on which the first disbursement of the Loan is made and ending on and including the day on which the Loan and any accrued interest is fully repaid, or until otherwise discharged, to the satisfaction of the Agency.

      "Loan", is as described in Clause 3 in this Agreement.

      "Project", is as described in Clause 2 in this Agreement.

      "Comnencement Date", means the date on which, in the opinion of the Agency, the first major commitment is made by the applicant to implement the Project.

      "Completion Date", means the date on which, in the opinion of the Agency, all eligible costs have been incurred and the work completed to the satisfaction of the Agency.

2.00 The project

2.01 The project is that which is described in Annex I which is attached to and forms part of this Agreement as though the Annex and its provisions were set out in this Agreement.

2.02 The Applicant shall commence the Project on or before June 30, 1995.

2.03 The Applicant shall complete the Project to the satisfaction of the Agency on or before june 30, 1996.

3.00 The Loan

3.01 The principal amount of the loan shall be $150,000.

3.02 Disbursements

      (a) The first disbursement of the loan shall take place at the discretion of the Agency but shall not be later than June 30, 1995.
      (b) At the discretion of the Agency, a disbursement, not exceeding 25% of the Loan, may be made to the Applicant for the purchase of eligible.assets or services as described in Annex I, without the presentation of quotations or invoices. In that event, the Applicant must demonstrate to the satisfaction of the Agency that the disbursement was exclusively used for the purchase of eligible assets or services before any further disbursement can be made.

      (c) Disbursements may be made on a reimbursernent basis upon presentation of invoices together with satisfactory proof of payment, for eligible assets or services as described in Annex I or may be made jointly to the Applicant and Supplier(s) for eligible assets or services upon presentation of quotations or invoices.

3.03 Repayment

      The repayment of principal shall be in 24 consecutive monthly instalments of $6,250 on the first day of each month beginning with the month following the third anniversary of the date of the first disbursement.

3.04 rnterest Pavable

      (a) The Loan shall be interest free for a period of 2 years commencing on the date of the first disbursement

      (b) Beginning on the day following the day of the expiry at the interest free period, interest on the unpaid balance of the Loan is payable for a period of one year at the lowest published base rate of interest charged on that day by the Federal Business Development bank plus two percent.

      (c) Beginning on a day one year following the day of the expiry of the interest free period, interest is payable for the remainder of the Control period at the lowest published base rate of interest charged on that day by the Federal Business Development Bank plus four percent.

      (d) The interest rate established in the applicable foregoing paragraph (b) or (a), expressed as a percent rate per annum, shall be known as the "Annual Interest Rate". Interest on the Loan is to be payable on the first day of each month, in arrears, and is to be calculated by multiplying one twelfth of the Annual Interest Rate by the trainimum principal balance outstanding during the month. For any period of less than one month, the interest shall be calculated by dividing the number of days in the period by three hundred sixty and multiplying the result by the Annual Interest Rate and the minimum principal balance during the period.

      (e) Notwithstanding the foregoing, in the event that published base rates of interest charged by the Federal Business Development flank are unavailable for the applicable day or days as specified in the foregoing paragraphs (b) and (c) the published base rates for the day of the approval of the Loan shall be used.

4.00 Special Conditions

4.01 Pre-disbursement

      (a) The Applicant shall provide to the Agency, prior to disbursement, complete information on all liens, unpaid taxes, debts and obligations.

      (b) The Applicant shall obtain equity satisfactory to the Agency, in the total amount of $43,000 prior to the date of the first disbursement of the Loan. This level of equity shall be maintained until the end of the Control period.

      (c) The Applicant shall inform the Agency promptly in writing of any other federal, provincial or municipal assistance which has been received or is to be received for the Project, and the Agency shall have the right to adjust the amount of the Loan to take into account the amount of any such further assistance that is to be received.

4.02 After Disbursement

      (a) The proceeds of the Loan shall be exclusively used for the purchase or eligible assets and services as indicated in the Project as described in Annex I.

      (b) The Applicant shall submit to the Agency, within 90 days of the end or each fiscal year for which the Control period is in effect, a copy of its annual auditor-prepared financial statements signed by an authorized officer of the Applicant.

      (c) The Applicant shall, at the discretion of the Agency, submit to the Agency, within 43 days of the end of each fiscal quarter of each fiscal year during the Control period, a copy of its interim, internally prepared, financial statements including a Balance Sheet and a statement of Profit and Loss signed by an authorized officer of the applicant. The Applicant shall promptly submit other or more frequent information, satisfactory to the Agency whenever requested to do so by the Agency.

(d) The Applicant shall immediately notify the Agency in writing of any material change occurring during the Control Period, with respect to liens, debts, obliqations, Lines of credit or Term Loans

(e) The Applicant shall not make changes to the capital
     Structure without the prior approval of the Agency
     (i.e. Preferred or Common Shares1 Shareholder Loans, etc.).

(f) The Applicant shall not use any assets financed under the terms of this Agreement as specified or general security for any other debt or obligation, until the end of the control Period except with the prior approval of the Agency.

(g) The Applicant shall not provide any loans, loan guarantees, or investments to any company, organization or individual until the end of the Control period.

(h) The Applicant shall not pay any dividends whatsoever, nor make payments, except payments which are made in the normal course of. business and which reflect fair market value, to a parent company or any of its affiliates without the prior approval of the Agency until the end of the Control Period.

(i) The Applicant shall not increase the total management remuneration, including salaries, fees and other benefits, until the end of the Control Period, except with prior approval of the Agency

(j) The Applicant shall ensure that any insurance policy or policies on the fixed assets or inventory specify the Agency as the loss payee subordinate only to secured creditors.

(k) The Applicant shall comply with environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies of appropriate jurisdiction.

(1) The Applicant shall obtain all necessary licences and perutits in relation to the Project that satisfy the requirements of all regulating bodies of appropriate juriadiotion.

5.00 Events of Default

5.01 The following shall constitute events of default by the Applicant.
      (a) The Applicant fails to make a repayment as provided in
           Section 3.03, or an interest payment as provided in
           Section 3.04, or both.

      (b) The Applicant fails to comply fully with any term or condition at this Agreement.

      (c) The Applicant becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors.

      (d) An order is made or resolution passed for the winding up of the Applicant, or the Applicant is dissolved.

      (e) In the opinion of the Agency the Applicant ceases to carry on business

      (f) The Applicant has submitted false or rnisleadinq information to the Agency.

      (g) The Applicant makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds.

      (h) The Applicant is not entitled to the Loan.

      (i) The amount of the Loan exceeds the amount to which the Applicant is entitled.

      (j) The Applicant is in default of any other agreement with the Agency.

6.00 Remedies on Default

6.01 Should any event of default as provided in clause 5.01 occur, then the Agency may upon a formal demand in writing, require the Applicant to repay the entire Loan together with accrued interest and the amount on the date of such formal demand shall constitute a debt due to Her Majesty in the flight of Canada and may be recovered as such.

7.00 General conditions

7.01 The general conditions attached to this Agreement and designed "General Conditions" shall form part of this Agreement and shall be of the same force and effect as if they were contained in the body of this document.

8.00 Other Conditions

8.01
      Public Announcement

       (a) The Applicant consents to a public announcement of the Project, by or on behalf of the Atlantic Canada Opportunities Agency. The Agency shall inform the Applicant of the date on which the announcement is to be made and the Applicant shall keep this offer conf idential until such date. After official announcement of this project by the Agency, or 60 days after the applicant's acceptance of this offer, whichever is earlier, information appearing on the Fact Sheet will be considered to be in the public domain.

      (b) The Applicant will advise the Agency at least 30 days in advance of any special event, (official opening, ribbon cutting, sod-turning, etc), the Applicant wishes to organize in connection with the Project. A ceremony shall only be held on a date which is mutually acceptable to the Minister and the Applicant. Furthermore, the Applicant consents to having the Minister or his designate participate in any such ceremony.

8.02 Notice
      (a) Any notice or correspondence to the Agency, including the attached duplicate copy of this Agreement signed by the Applicant, shall be addressed to:

           Atlantic Canada Opportunities Agency
           P.O. Eox 1060, station C
           Suite 801, Atlantic Place
           215 Water Street
           St. John's, Newfoundland
           A1C 5M5
           Attention: Ms. Karen Skinner
                      Account Manager

       or to such other address as is designated by the Agency in writing.

8.03 Entire Contract

      This Agreement, including the statement or Work and General conditions constitute the entire contract between the parties with respect to its subject matter. No amendment shall be made to this contract unless confirmed in writing.


                               ANNEX 1

                            THE PROJECT

                         Statement of Work

Applicant: Northstar Technical Inc.

Project No.: 600-4031828-1

Project Location: St. John's, Newfoundland


Purpose: The Applicant is requesting assistance to fund working capital requirements associated with the production. sales, and service of the NETMIND trawl management system.


program and Financing: ACOA Action Proqram (AAP)

Costs:                               Financing

Working capital $200,0O0            Action Loan             $150,000
                                    Internally Generated
                                      Funds                   50,000

Total           $200,000              Total                 $200,000

Estimated Project Start Date: June 30, 1995

Estimated Project completion Date: June 30, 1996


Form of Equity:
Share capital, Subordinated Loans, Retained Earnings.

Eligible costs:
Eligible costs are $200,000 comprised of the following items:

Equipment
Internal Labour
Sub-Contractors
Rental
Materials
Communications
Administration

      This offer will remain open for 40 daye from its date and will be considered to have been accepted on receipt of the duplicate copy of the offer, duly and unconditionally executed by the Applicant.

If further information is required, please contact your Account
Manager, Ms. Karen Skinner, at (709) 772-2753.

Yours truly.

/s/Phonse Leonard
   Manager
   ACOA programs

Attachments:

      Annex 1 - The Project - Statement of Work

The foregoing offer is hereby accepted this 7th day of April, 1995

Northatar Technical Inc.
AAP Project No. 600-4031825-1


Per: /s/ Jim Radford

Title: Vice-president

(Corporate seal)